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                                                                    EXHIBIT 23.2

                         CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the inclusion of our opinion letter dated October 12, 2004 to the Board of Directors of Destin Bancshares, Inc. as Appendix B to the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Whitney Holding Corporation and to the references to our name and to the description of such opinion letter contained in the Proxy Statement-Prospectus under the captions "Summary -- Reasons for the Merger," "Summary -- Opinion of Destin Bancshares' Financial Advisor," "The Destin Bancshares Special Shareholders' Meeting -- Recommendation of the Board of Directors of Destin Bancshares," "The Merger -- Reasons for the Merger -- Destin Bancshares" and "The Merger -- Opinion of Hovde Financial LLC." By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        /s/ Hovde Financial LLC
                                        ----------------------------------------
                                        HOVDE FINANCIAL LLC

Washington, D. C.
January 10, 2005